                                                                  EXHIBIT (e)(4)

                        ADMINISTRATIVE SERVICES AGREEMENT


      THIS ADMINISTRATIVE SERVICES AGREEMENT made this 1st day of October, 1997,

 B E T W E E N:


                  GULF CANADA RESOURCES LIMITED, a corporation governed by the laws of Canada (hereinafter referred to as "Gulf")


                                                               OF THE FIRST PART

                                     - and -

                  GULF INDONESIA RESOURCES LIMITED, a corporation governed by the laws of New Brunswick (hereinafter referred to as the "Company")

                                                              OF THE SECOND PART


                                     - and -

                  EACH OF THOSE SUBSIDIARIES OF THE COMPANY WHICH HAS EXECUTED THIS AGREEMENT OR HAS OTHERWISE BECOME A PARTY HERETO

                                                               OF THE THIRD PART

         WHEREAS the Company is a wholly-owned subsidiary of Gulf; and

         WHEREAS each of the signatories hereto other than Gulf and the Company (collectively, the "Subsidiaries") are currently wholly-owned subsidiaries of the Company and each Subsidiary is a party hereto in its capacity as either operator and/or working interest owner of a PSC (as defined herein); and

         WHEREAS it is anticipated that a portion of the Shares held by Gulf will be sold to the public in the Offering; and

         WHEREAS the Company is primarily engaged in the oil and gas business, including the acquisition, development and exploration and production of oil and gas properties in Indonesia; and


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                                       -2-


         WHEREAS Gulf has provided certain services to the Company in the past in connection with the business of the Company, and the Company wishes to ensure that such services, and others, as set forth herein, are available to it after the Offering, in order to maximize shareholder value and in an effort to manage its affairs in a cost effective and efficient manner, and Gulf desires to render such services to the Company, all upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and promises contained herein and other good and valuable consideration (the receipt and adequacy whereof is hereby acknowledged), the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

1.1 DEFINED TERMS

         For the purpose of this Agreement, the following terms shall have the meaning ascribed thereto below unless otherwise specified:

"Administrative Services" means the services set forth in Section 4.1

"Affiliate" means, with respect to a Person, any person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such Person, and the term "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management, activities or policies of any Person or entity, whether through the ownership of voting securities, by contract, employment or otherwise but, for greater certainty, does not include any Person deriving such rights through a PSC.

"Agreement" means this Administrative Services Agreement, as amended from time to time pursuant to the terms hereof.

"Business" means all business activities of the Company as such Business is now conducted or, subject to Section 2.2, may hereafter be conducted in the future.

"Change of Control" means the acquisition by any Person or group of Persons of beneficial ownership (as such term is defined under Section 13(d) of the Securities Exchange Act of 1934) of more than 50% of the outstanding ordinary shares of Gulf on a non-diluted basis, or all or substantially all of the assets or business of Gulf.

"Company", when used herein, means the Company and each of the subsidiaries unless the context otherwise requires.




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                                       -3-

"Corporate Opportunity Agreement" means the corporate opportunity agreement between the Company and Gulf dated the date hereof.

"Effective Date" means October 1, 1997.

"Fees" has the meaning set forth in Section 4.3.

"Information Services Agreement" means the information services agreement among the Company, certain of the subsidiaries of the Company and Gulf dated the date hereof.

"Offering" means a public offering of Shares following which Gulf will own less than all of the Shares.

"Person" includes an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a stock exchange, trustee in bankruptcy, receiver or any government, any political subdivision, any agency and any entity or person exercising executive, legislative, judicial, regulatory or administrative functions of government.

"Pertamina" means Perusahaan Pertambangan Minyak dan Gas Bumi Negara, a state enterprise of the Republic of Indonesia, established on the basis of law no. 8/1971.

"PSC" means a production sharing contract between the Company or any of its Subsidiaries and Pertamina, and includes any technical assistance contract, enhanced oil recovery contract and any similar contractual arrangement to which the Company or any of its Subsidiaries may be a party or which it may enter into in the normal course of Business.

"Shares" means common shares in the capital of the Company and includes any shares, however called, having attributes similar to those of common shares.

"subsidiary", with respect to a corporation (the "first corporation"), means a corporation that is controlled (i) by the first corporation, (ii) by the first corporation and another corporation which is itself controlled by the first corporation, (iii) by two or more corporations, each of which is controlled by the first corporation, or that is a subsidiary of such a corporation.

"Technical Services Agreement" means the Technical Services Agreement dated the date hereof among Gulf, the Company and certain of its subsidiaries;

"Term of Agreement" means the period from the Effective Date until this Agreement is terminated or otherwise expires pursuant to Article IX hereof.





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                                       -4-

1.2 CONSTRUCTION

         Whenever the context requires, the gender of all words used herein shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural.

1.3 REFERENCES

         Unless otherwise specified, the references herein to "Sections", "Subsections" or "Articles" refer to the sections, subsections or articles in this Agreement

                                   ARTICLE II

                               APPOINTMENT OF GULF

2.1 APPOINTMENT

         The Company hereby engages Gulf to render the Administrative Services to the Company, pursuant to and as set forth in this Agreement.

2.2 FUTURE ACTIVITIES

         The Administrative Services to be provided shall be provided with respect to the Business, which shall include all of the assets and activities of the Company, as now owned or conducted or as may be owned or conducted in the future.

         Notwithstanding the foregoing, in the event the Company acquires an asset or begins performing an activity outside the oil and gas business or scope of Gulf's normal course of business, the Company may request that such new assets or activity be excluded from the Business. If, in Gulf's reasonable opinion, such asset or activity is in the normal course of Gulf's and the Company's business, Gulf may submit the question of whether or not the asset or activity should be part of the Business to the Resolution Committee as contemplated by Section 3.3, the decision of which shall be final and binding. If the asset or activity is agreed or determined not to be within the oil and gas business or the normal course of Gulf's business, Gulf shall provide no Administrative Services in respect of such asset or activity.

2.3 STATUS OF PERTAMINA

         Gulf acknowledges that Pertamina is the manager of oil and gas assets in Indonesia, and that Pertamina has subcontracted through the PSCs the management of such assets to Affiliates of the Company and that, as a result, the actions of Gulf hereunder are subject to the same control by Pertamina as would the actions of the Company in connection with such assets.

                                   ARTICLE III

                      AUTHORITY AND RESPONSIBILITY OF GULF

3.1 GENERAL

         Gulf shall have the authority and the responsibility to render the services in connection with the Business herein described. Gulf agrees to render services hereunder in a timely and prudent manner, consistent with generally accepted standards for a business similar to the Business. Gulf shall have no obligation to advance funds to any third party (other than any employee of Gulf) for the account of the Company or to pay any sums of its own to any third party (other than any employee of Gulf) in connection with the performance of the actions which it is authorized to take hereunder. Gulf's activities under this Agreement shall be specifically subject to the terms hereof and the general control, direction and supervision of the Company.

3.2 COMPLIANCE WITH LAWS

         Gulf shall use all reasonable efforts to insure full compliance by itself and its agents with all laws, ordinances, regulations and orders relative to the use, operation, development and maintenance of the Business and of each country which may have jurisdiction over the Company, the Business or any of the assets of the Company. Gulf shall, on the Company's behalf and for the Company's account, use reasonable efforts to remedy any violation of any such law, ordinance, rule, regulation or order which comes to its attention. If the violation is one for which the Company might be subject to penalty, Gulf shall promptly notify the Company of such violation to allow actions to be made to remedy the violation, and Gulf shall transmit promptly to the Company a copy of any citation or other communication received by Gulf setting forth any such violation.

3.3 RESOLUTION COMMITTEE

         Either the Company or Gulf under Section 2.2 may request the formation of a committee ("Resolution Committee") to determine any of the matters provided for in such section. The Resolution Committee shall have three members, one person selected by Gulf, one member of the Company's Board of Directors selected by the Company (which member may be an officer or employee of the Company but shall not be an officer, director or employee of Gulf) and one member of the Company's Audit Committee selected by such Audit Committee. Each of Gulf and the Company agree to select the members of the Committee to be selected by them within ten (10) business days of the request to form the Resolution Committee, and shall advise the other party of their respective selections. Any determination made by the Resolution Committee shall be made by a majority of the members thereof and shall be given to the Company in writing. The Company and Gulf shall provide the members of the Resolution Committee with such information relating to the subject matter before them as they may reasonably request.





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                                       -6-

3.4 COMPLIANCE WITH OBLIGATIONS

         Gulf, to the extent such matters are reasonably within its control, shall use all reasonable efforts to cause compliance with all terms and conditions contained in any contract, agreement, judicial, administrative or governmental order, lease, license agreement or other contractual or security instrument affecting the Company. Gulf shall promptly notify the Company of any violation of any provision or such contracts, agreements or orders.


                                   ARTICLE IV

                              PROVISION OF SERVICES


4.1 PROVISION OF ADMINISTRATIVE SERVICES

         Gulf shall provide administrative services ("Administrative Services") to the Company, subject to the general approval and direction of the Company. Administrative Services shall mean the following:

(a) financial and management consulting services pertaining to (i) accounting and maintenance of records, (ii) to the extent permitted by law, preparing and assisting with obtaining and maintaining applicable governmental approvals as and when necessary under applicable law, and
         (iii) complying with other applicable laws and regulations of the Republic of Indonesia or any political subdivision thereof;

(b) any or all of the administrative services as may be required for the reasonable conduct of the Business, including, without limitation, human resources, audit, accounting, tax, land, communications, investor relations, insurance, payroll, legal and financial services, public company reporting obligations and stock exchange requirements;

(c) performing and/or managing evaluation services as may be reasonably required in connection with prospective acquisitions of properties and assets by the Company, including, without limitation, acquisition screening and due diligence;

(d) assisting the Company with the selection and supervision of such accountants, attorneys, banks, transfer agents, custodians, underwriters, insurance companies and other persons as may from time to time be requested by the Company or may reasonably be necessary to render services hereunder;

(e) at the request of the Company, analyzing reports, economic data and other information relating to the Business and periodically reporting to the executive officers or the Board of Directors of the Company all such information obtained and analyzed, including making recommendations with respect thereto;

(f) maintenance activities, including overseeing and managing the interests of the Company in the various partnerships, joint ventures, companies and other entities in which the Company has an interest, and reporting to the executive officers of the Company any significant fact or matter which relates to such interests;

(g) providing the Company, at its request, with relevant information for assessing the value of, or making decisions with respect to the acquisition, funding, management or disposition of, existing or future assets or investments of the Company; and

(h) all other services and assistance as may be requested by the Company and agreed to be provided by Gulf from time to time which are necessary or desirable for the operation of the Business, including any other services performed by Gulf which are not directly billable under the Technical Services Agreement to a PSC.

         Subject to Indonesian law, regulation, custom, practice and requirements and Section 4.3, the Company shall obtain from Gulf on an exclusive basis all Administrative Services other than those which it is permitted to provide itself hereunder. The Company shall not provide any Administrative Services itself without the prior consent of Gulf, except for such Administrative Services which are required to be performed by the Company or such other designated party in accordance with Indonesian and other applicable law, regulation, custom, practice and requirements. Notwithstanding the foregoing, to the extent any Administrative Services have been performed by the Company during the 12 months preceding the Effective Date, the Company may continue to perform such Administrative Services to the extent and degree consistent with past practice.

         In the event that the Company requests other Administrative Services from Gulf, the Company shall specify in reasonable detail the service or work Gulf is to supply, the date or dates on which the Company desires such service to be supplied or such work to be completed and such other information as the Company deems relevant. Gulf may request clarification as to any matter contained in such request, provided that Gulf does so in a prompt and timely manner. Gulf and the Company shall consult with respect to any employees of Gulf which Gulf proposes to assign or second to the Company.

4.2 CONSULTANTS

         The Company acknowledges that Gulf may use third party consultants to perform certain of the activities outlined in this Agreement. If Gulf wishes to use third party consultants, Gulf shall obtain the consent of the Company thereto, which shall not be unreasonably withheld.

4.3 FEES

         Fees in connection with services provided pursuant hereto ("Fees") shall be billed by Gulf monthly, with an invoice representing all actual and allocated costs for the previous month to be delivered to the Company no later than the 20th day of each month. The Company shall pay invoices within 30 days from the receipt thereof.

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                                       -8-

         The Fees of Gulf for the provision of services hereunder shall be determined by a detailed study and the method so determined shall be applied consistently from period to period. The method selected shall be approved by Gulf and the Company and shall be reviewed not less than every two years. The parties hereto intend that the Fees of Gulf for the provision of services hereunder shall be limited to the actual and total costs, direct and indirect (including, but not limited to, overhead and administrative costs, out-of-pocket expenses of Gulf and its employees, agents and consultants incurred in connection with the provision of services hereunder, a portion of the cost to Gulf, allocated reasonably, of providing senior executive officers to act as senior executive officers of the Company, amounts paid by Gulf to third parties calculated by reference to the Fees, Indonesian levies and taxes, and the salaries, benefits and expenses of any employee of Gulf or any of its Affiliates seconded to the Company in connection with this Agreement, regardless of where such person may be located) to Gulf of providing such services, provided that such Fees shall not exceed those which the Company would pay to an arm's length third party for services of comparable quality and quantity; and provided further, the aggregate Fees under this Agreement with respect to any given year may not exceed 2% of the Company's total operating and capital expenditures for such year.

         No amount shall be charged to the Company as Fees hereunder if such amount is properly payable pursuant to the Information Services Agreement or the Technical Services Agreement.

4.4 COST RECOVERY

         Gulf shall use all reasonable efforts to ensure that all services provided hereunder in respect of which the Company or any of its Subsidiaries are or could be entitled to cost recovery from any third party shall be provided for in such a manner as to ensure that such cost recovery is available. In particular and without limitation, Gulf shall ensure that all Fees which may be charged as "home office overhead", and all other amounts in respect of which the Company or any of its Subsidiaries may be entitled to cost recovery are invoiced in such a manner as to be readily identifiable as such. In the event that cost recovery is not available in respect of particular Fees paid by the Company hereunder principally as a result of an assignment by Gulf pursuant to section
10.5 hereof, Gulf shall reimburse those particular Fees to the Company.

4.5 AUDIT REPORT

         The Company shall have the right at any time to cause its independent auditors to prepare a report to it confirming that the computation of the Fee by Gulf was accurate, and Gulf shall provide all reasonable cooperation and access to such auditors in the preparation of such report. At the request of the Company, Gulf shall also provide all reasonable cooperation and access to Pertamina or any government official in the event that Pertamina or such government official shall request or undertake an audit of any Fees paid by the Company to Gulf hereunder. In the event that such audit determines that the Fees were not properly calculated, the party against which such determination is made shall have the right to cause another independent audit to be prepared. In the event of disagreement between any two such audits, the matter shall be determined pursuant to arbitration in accordance with the provisions hereof. Upon any ultimate determination, Gulf or the Company, as the case may be, shall refund or pay any Fees improperly paid, or not charged, by Gulf.


                                    ARTICLE V

                            FINANCIAL ADMINISTRATION


5.1 BUDGETS

         Gulf will provide the Company with all data necessary to prepare its operating budgets in a timely manner and in any event no later than six months prior to the beginning of a fiscal year of the Company. Prior to the end of each fiscal year of the Company during the Term of Agreement, the Company shall, to the extent possible, prepare and submit to Gulf, a budget (a "Budget") for Administrative Services for the ensuing year. Gulf shall employ reasonable efforts to ensure that the actual costs of providing Administrative Services shall not exceed the approved Budget either in total or in any one accounting category, in connection with any matters set forth in such Budget.


                                   ARTICLE VI

                                   INDEMNITIES


6.1 INDEMNIFICATION BY GULF

         Gulf shall protect, indemnify, defend and hold harmless the Company and its officers, directors, employees, agents, other representatives and Subsidiaries from any and all threatened or actual claims, demands, causes of action, suits, proceedings (formal or informal), losses, damages, fines, penalties, liabilities, costs and expenses of any nature, including attorneys' fees and court costs, sustained or incurred by or asserted against the Company or its controlled Affiliates by any Person by reason of or arising out of: (i) any breach or alleged breach of this Agreement by Gulf, its Affiliates (other than the Company or its Subsidiaries), agents, or employees; or (ii) any act or alleged act of fraud, willful misconduct or gross negligence of Gulf and its Affiliates (other than the Company or its Subsidiaries) or any of its respective employees, officers, directors or agents or (iii) acts outside, or omissions in, the scope of Gulf's authorized duties and responsibilities contained herein. In case any action or proceeding shall be brought against the Company or any of its controlled Affiliates in respect of which the indemnification contemplated by this Section 6.1 may be sought against Gulf, Gulf, upon the receipt of notice from the Company, shall defend such action or proceeding by counsel reasonably satisfactory to the Company and Gulf, and Gulf shall pay for all expenses therefor unless such action or proceeding is resisted and defended by counsel for any carrier of public liability insurance that benefits the Company or Gulf. The Company shall promptly give written notice to Gulf when a claim is made against the Company for which indemnity is owed to the Company by Gulf pursuant to this Section 6.1. Gulf shall participate at its own expense in defense of such claims, but the Company shall have the right to employ its own separate counsel.


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                                     - 10 -

The Company shall assist Gulf in the defense of any claim for which Gulf owes indemnification hereunder and is undertaking to provide a defense, by making available to Gulf such records and personnel as may be reasonably requested in the defense of such claim.

6.2 INDEMNIFICATION BY THE COMPANY

         The Company hereby agrees to indemnify, defend, and hold harmless Gulf and its officers, directors, employees, agents, other representatives, shareholders, employees, agents and Subsidiaries (other than the Company) from any and all threatened or actual claims, demands, causes of action, suits, proceedings (formal or informal), losses, damages, fines, penalties, liabilities, costs and expenses of any nature, including attorneys' fees and court costs, sustained or incurred by or asserted against Gulf or its Affiliates, officers, directors, employees and agents by any Person by reason of or arising out of the conduct of the Company, other than the provision of services by Gulf or any of its Affiliates pursuant to this Agreement, except to the extent Gulf indemnifies the Company under the foregoing Section 6.1. In case any action or proceeding shall be brought against Gulf in respect to which the indemnity contemplated by this Section 6.2 may be sought against the Company, Gulf shall give notice of such action to the Company, and the Company shall defend such action or proceeding by counsel reasonably satisfactory to the Company and Gulf, and the Company shall pay for all expenses therefor unless such action or proceeding is resisted and defended by counsel for any carrier of public liability insurance that benefits the Company or Gulf. Gulf shall promptly give written notice to the Company when a claim is made against Gulf for which indemnity is owed to Gulf by the Company pursuant to this Section 6.2. The Company shall participate in defense of such claims, but Gulf shall have the right to employ its own separate counsel, and Gulf shall assist the Company in the defense of any claim for which the Company owes indemnification hereunder and is undertaking to provide a defense, by making available to the Company such records and personnel of Gulf as may be reasonably requested in the defense of such claim.

6.3 NON-ASSUMPTION OF LIABILITIES

         Gulf shall not, by entering into this Agreement, assume or become liable for any of the obligations, debts or other liabilities of the Company in existence or arising on or after the date hereof. Other than with respect to any damages caused by the fraud, willful misconduct or gross negligence of Gulf in rendering services hereunder, and except as provided in Section 6.1, Gulf shall not, by providing services to the Company, assume or become liable for any of the obligations, debts or other liabilities of the Company.

                                   ARTICLE VII
           ACCESS TO INFORMATION, BOOKS AND RECORDS; CONFIDENTIALITY;
                                POWER OF ATTORNEY

7.1      ACCESS TO BOOKS AND RECORDS

         Gulf and its duly authorized representatives shall have complete access to the Company's offices, facilities and records wherever located, in order to discharge Gulf's responsibilities hereunder. All records and materials furnished to Gulf by the Company in performance of this Agreement shall at all times during the Term of Agreement remain the property of the Company. The Company and its duly authorized representatives shall have complete access to records and other information concerning the Company used by Gulf in performance of its duties hereunder.

7.2      CONFIDENTIALITY

         For the Term of Agreement and for at least two years after the Term of Agreement, Gulf agrees to keep confidential all non-public information concerning the Company acquired by Gulf or its Affiliates during the Term of Agreement. For the purpose of this Section 7.2, confidential information shall not include any information available to or otherwise disclosed by the Company to third parties generally without any obligation of confidentiality. Nothing in this Section 7.2 shall prohibit any announcement or disclosure by a Party that such Party determines upon the written advice of counsel is required to be disclosed by applicable law or court order or is necessary to be disclosed in connection with litigation, provided that in any such event the Party proposing to make disclosure shall use reasonable efforts to advise the other Party as far in advance of such disclosure as possible and shall consult with the other Party on the means of complying with such obligation, and shall assist such Party in any attempt it may make to seek confidential treatment of such information.


                                  ARTICLE VIII
                         REPRESENTATIONS AND WARRANTIES

8.1      REPRESENTATIONS AND WARRANTIES OF GULF

         Gulf represents and warrants to the Company as follows:

(a) Gulf has the full power and authority to conduct its business and perform its obligations and consummate the transactions contemplated hereunder.

(b) This Agreement has been duly authorized, executed and delivered by Gulf.

(c) This Agreement is a valid and legally binding obligation of Gulf enforceable against Gulf in accordance with its terms, and the Company is entitled to the benefits thereof.


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                                      - 12 -


(d) Gulf is not in default with respect to any order, writ, injunction, decree or demand of any court or any governmental authority, or in the payment of any indebtedness for borrowed money or under the terms or provisions of any agreement or instrument evidencing or securing any such indebtedness.

(e) No representation or warranty of Gulf contained in this Agreement and no statement of Gulf contained in any certificate, schedule, list, financial statement or other instrument furnished to the Company pursuant to this Agreement contains, or will contain, any untrue statement of material facts, or omits, or will omit, to state a material fact necessary to make the statements contained herein or therein not misleading.

(f) There are no actions, suits, proceedings or governmental investigations or inquiries pending or threatened against Gulf or investigations or inquiries pending or threatened against Gulf or to which Gulf is a party or to which any property of Gulf is subject, which, if determined adversely to Gulf, would materially affect the operations or financial position of Gulf or its ability to perform its obligations hereunder.

(g) Gulf is validly existing and in good standing under the laws of Canada and Gulf possesses all licenses, consents, approvals, authorizations and qualifications the absence of which would, individually or in the aggregate, materially adversely affect the business or properties of Gulf.

(h) Neither the execution and delivery of this Agreement, nor the performance or compliance with the terms and conditions hereof, conflict with, or will result in a breach by Gulf of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any asset of Gulf pursuant to any of the terms, conditions or provisions of(i) the Articles of Incorporation or Bylaws of Gulf, (ii) any mortgage, deed of trust, lease, contract, agreement or other instrument to which Gulf is a party or by which Gulf may be bound or affected, or (iii) any writ, order, judgment, decree, statute, ordinance, regulation or any other restriction of any kind or character, to which Gulf is subject, or by which Gulf may be bound or affected.

All representations and warranties made by Gulf in this Agreement shall survive for a period of two years from the date of this Agreement.

8.2      REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Gulf as follows:

(a) The Company has full power and authority to conduct its business and perform all its obligations and consummate the transactions contemplated hereunder.

(b) This Agreement has been duly authorized, executed and delivered by the Company.

(c) This Agreement is valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, and Gulf is entitled to the benefits thereof.

(d) The Company is not in default with respect to any order, writ, injunction, decree or demand of any court or any governmental authority, or in the payment of any indebtedness for borrowed money or under the terms or provisions of any agreement or instrument evidencing or securing any such indebtedness, except for those which the Company has to date disclosed to Gulf in writing.

(e) No representation or warranty of the Company contained in this Agreement or other instrument furnished by the Company to Gulf pursuant to this Agreement contains, or will contain, any untrue statement of material fact, or omits, or will omit, to state a material fact necessary to make the statements contained herein or therein not misleading.

(f) There are no actions, suits, proceedings or governmental investigations or inquiries pending or threatened against the Company or to which the Company is a party or to which any property of the Company is subject, which if determined adversely to the Company, would materially affect the operations or financial position of the Company, except for those which the Company has to date disclosed to Gulf in writing.

(g) The Company is duly incorporated and validly existing and in good standing under the laws of New Brunswick and the Company possesses all licenses, consents, approvals, authorizations and qualifications (including qualifications to do business as a foreign corporation) the absence of which would individually or in the aggregate, materially adversely affect the business or properties of the Company.

(h) Neither the execution and delivery of this Agreement, nor the performance or compliance with the terms and conditions hereof, conflict with, or will result in a breach by the Company of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any asset of the Company pursuant to any of the terms, conditions or provisions of (i) the Articles of Incorporation or Bylaws of the Company, (ii) any mortgage, deed of trust, lease, contract, agreement or other instrument to which the Company is a party or by which the Company is subject, or by which the Company may be bound or affected.

All representations and warranties made by the Company in this Agreement shall survive for a period of two years from the date of this Agreement.

                                   ARTICLE IX

                        TERM AND TERMINATION OF AGREEMENT

9.1      INITIAL TERM

         The initial term of this Agreement shall be for a 10 (ten) year period beginning on the Effective Date ("Initial Term"). Thereafter, this Agreement shall automatically renew for successive five-year periods ("Renewal Terms") until terminated by either party in accordance with the provisions of this
Article IX.

9.2      TERMINATION

         This Agreement shall be terminated on the first to occur of the following:

(a) In the event the parties shall mutually agree in writing, this Agreement may be terminated on the terms and dates stipulated in such writing.

(b) Subject to Section 9.3, prior to the expiration of the Initial Term, if Gulf ceases to hold more than a majority of the Shares of the Company (calculated on a non-diluted basis) or ceases to hold shares of the Company entitled to a majority of the votes entitled to be cast under ordinary circumstances in the election of directors, the Company may, with or without cause, terminate this Agreement on the first day of any month thereafter by providing written advance notice to Gulf, and Gulf may terminate this Agreement on the first day of any month by giving the Company at least 12 months' advance written notice of such termination.

(c) Subject to Section 9.3, Gulf or the Company may, with or without cause, terminate this Agreement on the expiration of the Initial Term or any Renewal Term by giving the other party at least 12 months' advance written notice of its intent to terminate, whereupon this Agreement shall terminate on the expiry of the Initial Term or the Renewal Term, as the case may be.

(d) Subject to events of force majeure (as provided in Section 10.9 hereof), in the event either party shall fail to discharge any of its material obligations hereunder or under the Corporate Opportunity Agreement, the Information Services Agreement or the Technical Services Agreement (collectively, the "Other Agreements"), including, without limitation, the obligation to render services in connection with the Business in a timely and prudent manner, or shall commit a material breach of this Agreement or any of the Other Agreements and such failure, default or breach shall continue for a period of thirty (30) days after the other party has served written notice of such default, this Agreement and any or all of the Other Agreements may then be terminated at the option of the non-breaching party by written notice thereof to the breaching party specifying a proposed date of termination no more than 12 months nor less than 30 days after the date of such notice, in which case this Agreement shall terminate on the date specified in such notice, it being understood that such termination right is in addition to any other remedies that may be available to the aggrieved party.

(e) Upon the dissolution or termination of the corporate existence of Gulf or cessation on Gulf's part to continue to conduct the E&P Business (as defined in the Corporate Opportunity Agreement).

(f) The Company shall have the right to terminate this Agreement if there is instituted by or against Gulf any proceeding under any applicable bankruptcy law, or under any other law for the relief of debtors now or hereafter existing, or a receiver is appointed for all or substantially all of the assets of Gulf and such proceeding is not dismissed or such receiver is not discharged, as the case may be, within thirty (30) days thereafter.

(g) The Company shall have the right to terminate this Agreement if Gulf shall (i) become insolvent, (ii) generally fail to, or admit in writing its inability to, pay debts as they become due, (iii) make a general assignment for the benefit of creditors, (iv) apply for, consent to or acquiesce in the appointment of a trustee, receiver or other custodian.

(h) The Company shall have the right to terminate this Agreement if a substantial portion of the assets or properties of Gulf shall be seized or taken by order of a governmental agency or body, or any other writ shall be issued against Gulf or any of its assets, or if any other lawful creditor's remedy shall be asserted or exercised with respect thereof, provided that in any such case Gulf has not contested such action in good faith within 30 days' thereof.

(i) The Company and Gulf shall have the right to terminate this Agreement during the 12 months following the occurrence of a Change of Control.

(j) In the event that the Company shall have elected to take the actions specified in section 4 of the Corporate Opportunity Agreement.

         Unless otherwise provided in this section 9.2, the Company may exercise its right to terminate this Agreement under paragraphs (f) through (i) of this
Section 9.2 by giving Gulf written notice specifying a proposed date of termination no more than 12 months nor less than thirty (30) days after the date of such notice, in which case this Agreement shall terminate on the date specified in such notice. Gulf may exercise the rights of termination provided to it hereunder by giving the Company written notice specifying a proposed date of termination not less than 12 months after the date of such notice, in which case this Agreement shall terminate on the date specified in such notice.

9.3      EFFECTS OF TERMINATION

         The termination of this Agreement in accordance with the provisions of this Article IX shall have the following effects:

(a) Except for the mutual indemnities set forth in Article VI and the covenants and the other provisions herein that by their terms expressly extend beyond the Term of Agreement, the Parties' obligations hereunder are limited to the Term of Agreement.

(b) In the event this Agreement is terminated for any reason, Gulf shall immediately deliver possession to the Company of all assets, books and records of the Company in Gulf's possession and shall provide the Company with copies of all assets, books and records (including electronic copies in the format requested by the Company and reasonably within Gulf's capability) relating to the Business that are in Gulf's possession, at the cost of the Company.

(c) Upon termination of this Agreement (for whatever cause, other than a material breach by Gulf of this Agreement or any of the Other Agreements), the Company shall pay to Gulf the amount of any and all costs and expenses accrued to the date of such termination which are payable by the Company to Gulf in accordance with the provisions hereof.

(d) In addition to any other requirement in this Article IX, if the Company terminates this Agreement pursuant to (i) Section 9.2(a) or 9.2(b), then the Company shall pay to Gulf a fee equal to twelve months' Fees under this Agreement, and (ii) Section 9.2(c), then the Company shall pay to Gulf a Fee equal to eight months' Fees under this Agreement. In the case of clauses (i) and (ii) above, such termination fee shall be calculated based on the avenge of the total fees paid for the three years immediately preceding the date this Agreement terminates (or such shorter period as this Agreement has been in effect) and shall be payable on the termination date.


                                    ARTICLE X
                                  MISCELLANEOUS

10.1     RELATIONSHIP OF PARTIES

         This Agreement does not create a partnership, joint venture or association or agency relationship; nor does this Agreement, or the operations hereunder, create the relationship of lessor and lessee or bailor and bailee. Nothing contained in this Agreement or in any agreement made pursuant hereto shall ever be construed to create a partnership, joint venture or association, or the relationship of lessor and lessee or bailor and bailee, or to impose any duty, obligation or liability that would arise therefrom with respect to either or both of the Parties except as otherwise expressly provided in this Agreement or any agreement made pursuant hereto. Specifically, but not by way of limitation, except as otherwise expressly provided for herein, nothing contained herein shall be construed as imposing any responsibility on Gulf for the debts or obligation of the Company or any of its Subsidiaries. Subject to the terms of this Agreement, Gulf and its Affiliates shall have the right to render similar services for other business entities and persons, including its own, whether or not engaged in the same business as the Company.

10.2     NO THIRD PARTY BENEFICIARIES

         Except to the extent a third party is expressly given rights herein, any agreement to pay an amount and any assumption of liability herein contained, expressed or implied, shall be only for the benefit of the parties and their respective legal representatives, successors and assigns, and such agreement or assumption shall not inure to the benefit of the holders of any indebtedness or any party whomsoever, it being the intention of the parties hereto that no person or entity shall be deemed a third party beneficiary of this Agreement except to the extent a third party is expressly given rights herein.

10.3     NOTICES

         Any notice, demand, or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered or mailed by prepaid certified mail, return receipt requested, addressed as follows:

         (i)      if to the Company to:

                           Gulf Indonesia Resources Limited
                           21st Floor, Wisma 46, Kota BNI
                           JI. Jend. Sudirman, Kav 1
                           Jakarta, Indonesia

                           Attn: Chief Operating Officer

         (ii)     if to Gulf, to:

                           Gulf Canada Resources Limited
                           One Norwest Center
                           1700 Lincoln, Suite 5000
                           Denver CO 80203-4524

                           Attn: President

or to such other address and to the attention of such other person or officer as either Party may designate by written notice pursuant to this Section 10.3.

10.4     GOVERNING LAW

         This agreement has been executed and delivered in and shall be interpreted, construed and enforced pursuant to and in accordance with the laws of Alberta.

10.5     ASSIGNMENT

         No assignment of this Agreement or any of the rights or obligations set forth herein by either party shall be valid without the specific written consent of the other party, provided that Gulf and any permitted assignees of Gulf shall have the right to assign this agreement to an Affiliate of Gulf without the consent of the Company, provided that (i) such Affiliate is controlled by Gulf,
(ii) the ability of the Company to obtain cost recovery under a relevant PSC is not thereby lost, and (iii) Gulf shall remain liable for such assignee's obligations under this Agreement.

10.6     WAIVER OF BREACH

         The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach of the same or any other provisions hereof.

10.7     ENFORCEMENT

         In the event either party shall resort to legal action to enforce the terms and provisions of this Agreement, the prevailing party may recover from the other party the costs of such action including, without limitation, reasonable attorneys' fees.

10.8     ADDITIONAL ASSURANCES

         Upon the request of either party, the other party shall execute such additional instruments and take such additional actions as shall be necessary to effectuate this Agreement.

10.9     FORCE MAJEURE

         Neither party shall be liable nor deemed to be in default for any delay or failure of performance under this Agreement resulting directly or indirectly from acts of God, civil or military authority, acts of public enemy, war, accidents, fires, explosions, earthquakes, floods, failure of transportation, strikes, interruptions by either party's employees or any similar or dissimilar cause beyond the reasonable control of the party claiming the force majeure.

10.10    SEVERABILITY

         If any provision of this Agreement or any application thereof shall be declared or held to be invalid, illegal or unenforceable in whole or in part whether generally or in any particular jurisdiction, such provision shall be deemed to be amended to the extent necessary to cure such invalidity, illegality or unenforceability, and the validity, legality or enforceability of the remaining provisions of this Agreement, both generally and in every other jurisdiction, shall not in any way be affected or impaired thereby.

10.11    ARTICLE AND SECTION HEADINGS

         The articles and section headings contained in this Agreement are for reference purposes only and shall not effect in any way the meaning of interpretation of this Agreement.

10.12    ENTIRE AGREEMENT

         This Agreement represents the entire agreement of the Company and Gulf with respect to the subject matter hereof, and there are no promises, agreements, undertakings, representations or warranties of the Company or Gulf relative to the subject matter hereof not expressly set forth or referred to herein.

10.13    ARBITRATION

         The parties hereto agree to the following:

(a) Any controversy or claim arising out of or relating to this Agreement, or the breach hereof, shall be settled by arbitration in accordance with such rules as may be agreed upon by the parties hereto, or failing agreement, in accordance with the provisions of the Arbitration Act (Alberta) as such rules may be modified herein.

(b) An award rendered in connection with an arbitration pursuant to this section shall be final and binding, and judgment upon such an award may be entered and enforced in any court of competent jurisdiction.

(c) The forum for arbitration under this section shall be Calgary, Alberta, and the governing law for such arbitration shall be laws of Alberta.

(d) Either of the parties hereto shall have the right to commence an arbitration by sending a notice to the other which shall state inter alia: (i) the amount of the controversy, if applicable, (ii) the nature of the controversy and (iii) that party's nominee, if any, for arbitrator.

(e) Arbitration under this section shall be conducted by a single arbitrator selected by negotiations between an authorized attorney for each party. If after a period of 30 days from the demand for arbitration no single arbitrator is selected, then such single arbitrator shall be selected in accordance with the provisions of the Arbitration Act (Alberta). In connection with the selection of such single arbitrator, consideration shall be given to familiarity with the oil and gas business and experience in dispute resolution, as a judge or otherwise.

(f) If the arbitrator cannot continue to serve, a successor shall be selected by the procedures set forth in Section 10.13(e) hereof.

(g) The arbitrator shall be guided, but not bound, by the rules of evidence and by the procedural rules, including discovery provisions, of the Rules of Civil Procedure of the Province of Alberta. Any discovery shall be limited to information directly relevant to the controversy or claim in arbitration. The arbitrator's ruling on discovery and procedural matters shall be binding on the parties.

(h) The parties shall each be responsible for their own costs and expenses, except for the fees and expenses of the arbitrator, which shall be shared equally by the parties hereto.

10.14    ADDITIONAL PARTIES

         The parties hereto acknowledge and agree that additional Subsidiaries of the Company may come into existence and/or may become parties to a PSC at any time and from time to time, and in such event, the Company shall ensure that each Subsidiary which is the operator or party to a PSC becomes party hereto. A Subsidiary shall become party hereto by executing a counterpart hereof, at which time such Subsidiary shall be deemed to be a party hereto without further formality.

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the day and year first above written.


                                        GULF CANADA RESOURCES LIMITED

                                        By: /s/
                                            ----------------------------------
                                        Name:
                                        Title:  Senior Vice President

                                            /s/ JOANNE ALEXANDER
                                                ASSISTANT SECRETARY

                                        GULF INDONESIA RESOURCES LIMITED

                                        By: /s/ R. AUCHINLECK
                                            ----------------------------------
                                        Name:   R. Auchinleck
                                        Title:  President & CEO

                                            /s/
                                                CORPORATE SECRETARY